EXHIBIT 3

                           ARTICLES OF AMENDMENT OF
                         ARTICLES OF INCORPORATION OF
                             INFODATA SYSTEMS INC.

     The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

     1.  The  name  of  the  corporation   (hereinafter  referred  to  as  the
"Corporation") is INFODATA SYSTEMS INC.

     2. As a result of a two-for-one stock split declared by the Corporation's Board of Directors on July 30, 1996, and to be distributed on August 26, 1996 to shareholders of record on August 12, 1996, the following amendments to the Corporation's Articles of Incorporation have been adopted:

          (a) ARTICLE 2 of the Corporation's Articles of Incorporation is hereby amended to read as follows:

          "2.  The  total  number  of  shares  of  capital   stock  which  the
Corporation has authority to issue is 7,006,666 shares."

          (b) The first two sentences of ARTICLE 3 of the Corporation's Articles of Incorporation are hereby amended to read as follows:

          "3. The Corporation shall be authorized to issue two classes of capital stock to be designated Common Stock, par value $.03 per share, and Preferred Stock, par value $1.00 per share. There shall be 6,666,666 authorized shares of Common Stock and 340,000 authorized shares of Preferred Stock."


     3. The foregoing amendments were adopted on July 30, 1996, by the Corporation's Board of Directors without shareholder action pursuant to
Section 13.1-706.3 of the Code of Virginia.

     The undersigned, being the President of the Corporation, declares that the facts herein stated are true as of this 12th day of August, 1996.

                                             INFODATA SYSTEMS INC.

                                              BY:/s/HARRY KAPLOWITZ
                                              ---------------------
                                              Harry Kaplowitz
                                              President